UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BANKRATE, INC.
11760 U.S. Highway One, Suite 500
North Palm Beach, Florida 33408
(561) 630-2400

May 31, 2006

Dear Bankrate, Inc. Stockholders,

By now, you should have received our proxy statement and accompanying proxy card relating to our Annual Meeting of Shareholders to be held on June 14, 2006. After filing our proxy statement but prior to mailing it, we determined that, for the convenience of our stockholders, in addition to permitting voting by mail and in person we would also permit our stockholders to vote on the matters to come before the Annual Meeting via telephone and the Internet. The proxy card as mailed to you already reflects these new voting methods. This letter is to provide you the procedures for voting via telephone and the Internet.

The following information should be read in conjunction with the proxy statement, and you should consider the proxy statement to be amended to the extent set forth in this communication. You may revoke your proxy in the manner described on page 2 of the proxy statement.

To vote by telephone:

(1)	Have your proxy card available;

(2)	Using a touch-tone phone, call toll-free 1-888-693-8683;

(3)	Follow the recorded instructions; and

(4)	Do not mail your proxy card.

To vote over the Internet:

(1)	Have your proxy card available;

(2)	Log on to the Internet and visit http://www.cesvote.com;

(3)	Follow the instructions provided; and

(4)	Do not mail your proxy card.

We gratefully acknowledge your continuing interest in our business, and we hope that many of you will attend the Annual Meeting.

Sincerely,

Thomas R. Evans
President and Chief Executive Officer